   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997
                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                IPL SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


             Massachusetts                            04-2511897
      (State or other jurisdiction                 (I.R.S. Employer
    of incorporation or organization)            Identification Number)

                                124 Acton Street
                          Maynard, Massachusetts 01754
                                 (508) 461-1000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                           1997 EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                              --------------------

                                  Harris Ravine
                             Chief Executive Officer
                                IPL SYSTEMS, INC.
                                124 Acton Street
                          Maynard, Massachusetts 01754
                                 (508) 461-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                    Copy to:
                             Jeremy D. Glaser, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000

                              --------------------

                         CALCULATION OF REGISTRATION FEE

============================================ =============== ================== =================== ==================
                                                              PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF SECURITIES                             AMOUNT TO      OFFERING PRICE       AGGREGATE           AMOUNT OF
TO BE REGISTERED                              BE REGISTERED      PER SHARE        OFFERING PRICE     REGISTRATION FEE
-------------------------------------------- --------------- ------------------ ------------------- ------------------
Class A Common Stock, $.01 par value            1,195,500         $1.76(1)        $2,103,200.00(1)       $637.33
============================================ =============== ================== =================== ==================

     (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low sale prices on September 4, 1997 as reported on the Nasdaq SmallCap Market for shares issuable under the Registrant's 1997 Equity Incentive Plan. The following chart shows the calculation of the registration fee.

------------------------------------------ ------------------ -------------------------- ----------------
                                                                                             Aggregate
            Type of Shares                  Number of Shares   Offering Price Per Share   Offering Price
------------------------------------------ ------------------ -------------------------- ----------------
Common Stock issuable under the 1997            1,195,500               $1.76              $2,103,200.00
Equity Incentive Plan
------------------------------------------ ------------------ -------------------------- ----------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 00-10370) and amendments thereto filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the report referred to in (a) above.

            (c) The section entitled The Merger Proposals (pp. 17-24) and the Financial Statements of Andataco (pp. F-15 - F-24) contained in the Company's definitive Proxy Statement filed with the Commission on May 6, 1997.

            (d) The description of the Company's Class A Common Stock contained in its Registration Statement on Form 8-A/A (File No. 00-10370), including any amendment or report filed for the purpose of updating such description.

            On June 3, 1997, the Company completed a business combination with ANDATACO, a California corporation ("ANDATACO"), whereby ANDATACO was merged with a wholly-owned subsidiary of the Company (the "Merger"). Although as a legal matter the Merger resulted in ANDATACO becoming a subsidiary of the Company, for financial reporting purposes the Merger was treated as a recapitalization of ANDATACO and an acquisition of the Company by ANDATACO using the purchase method of accounting (reverse acquisition). The financial reporting requirements of the Securities and Exchange Commission require that the financial statements reported by the Company subsequent to June 3, 1997, the date of consummation the Merger, be those of ANDATACO, which financial statements will include the results of operations of the Company for periods subsequent to the consummation of the Merger. Consequently, the financial information contained in the Annual Report on Form 10-K identified in Item 3(a) above represents the Company's historical financial information. The financial information of the Company prior to its acquisition of Andataco contained in the Proxy Statement identified in Item 3(c) above reflects the historical financial information of ANDATACO.

            All reports and other documents filed after the date of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Not applicable.



                                       2.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 67 of Chapter 156B of the General Laws of Massachusetts provides that officers and directors, subject to certain limitations, may be indemnified by the Company to the extent authorized in its Articles of Organization or by-laws adopted by the stockholders or vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors and that officers who are not directors may be indemnified to the extent authorized by the directors.

            Article X of the Company's By-Laws provides as follows:

            The corporation shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided, further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

            A person entitled to indemnification hereunder whose duties include service or responsibilities as a fiduciary with respect to a subsidiary or other organization shall be deemed to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation if he acted in good faith in the reasonable belief that his action was in the best interests of such subsidiary or organization or of the participants or beneficiaries of, or other persons with interests in, such subsidiary or organization to whom he had a fiduciary duty.

            Where indemnification hereunder requires authorization or approval by the corporation, such authorization or approval shall be conclusively deemed to have been obtained, and in any case where a director of the corporation approves the payment of indemnification, such director shall be wholly protected, if:

                        (i) the payment has been approved or ratified (1) by a
            majority vote of a quorum of the directors consisting of persons who are not at that time parties to the proceeding, (2) by a majority vote of a committee of two or more directors who are not at that time parties to the proceeding and are selected for this purpose by the full board (in which selection directors who are parties may participate), or (3) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the proceeding; or

                        (ii) the action is taken in reliance upon the opinion of
            independent legal counsel (who may be counsel to the corporation) appointed for the purpose by vote of the directors or in the manner specified in clauses (1), (2) or (3) of subparagraph (i); or



                                       3.

                        (iii) the payment is approved by a court of competent
            jurisdiction; or

                        (iv) the directors have otherwise acted in accordance
            with the standard of conduct set forth in the Massachusetts Business Corporation Law.

            Any indemnification or advance of expenses under Article X shall be paid promptly, and in any event within 30 days, after the receipt by the corporation of a written request therefor from the person to be indemnified, unless with respect to a claim for indemnification the corporation shall have determined that the person is not entitled to indemnification. If the corporation denies the request or if payment is not made within such 30 day period, the person seeking to be indemnified may at any time thereafter seek to enforce his rights hereunder in a court of competent jurisdiction and, if successful in whole or in part, he shall be entitled also to indemnification for the expenses of prosecuting such action. Unless otherwise provided by law, the burden of proving that the person is not entitled to indemnification shall be on the corporation.

            The right of indemnification under this article shall be a contract right inuring to the benefit of the directors, officers and other persons entitled to be indemnified hereunder and no amendment or repeal of this article shall adversely affect any right of such director, officer or other person existing at the time of such amendment or repeal.

            The indemnification provided in Article X of the Bylaws shall inure to the benefit of the heirs, executors and administrators of a director, officer or other person entitled to indemnification hereunder. The indemnification provided in Article X of the Bylaws may, to the extent authorized by the corporation, apply to the directors, officers and other persons associated with constituent corporations that have been merged into or consolidated with the corporation who would have been entitled to indemnification hereunder had they served in such capacity with or at the request of the corporation.

            The right of indemnification under Article X of the Bylaws shall be in addition to and not exclusive of all other rights to which such director or officer or other persons may be entitled. Nothing contained in Article X of the Bylaws shall affect any rights to indemnification to which corporation employees or agents other than directors and officers and other persons entitled to indemnification hereunder may be entitled by contract or otherwise under law.

            The Company also has entered into agreements with its officers and directors affirming the Company's obligation to indemnify them against all claims arising out of their services to or for the Company, except as prohibited by law, and providing various other protections to such officers and directors.

            At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

            All directors and officers are insured up to an aggregate amount of $8,000,000 under a Directors and Officers Liability and Company Reimbursement Policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.             Description
-----------             -----------
*     4.1               Restated Articles of Organization dated March 27, 1981 and Articles of Amendment dated May 12, 1981, July 8, 1992 and June 3, 1997.



                                       4.

**    4.2               Restated Bylaws.

      5.1               Opinion of Palmer & Dodge LLP.

      23.1              Consent of Palmer & Dodge LLP.  Reference is made to Exhibit 5.1.

      23.2              Consent of Deloitte & Touche LLP.

      23.3              Consent of Price Waterhouse LLP.

      24.1              Power of Attorney.  Reference is made to page 7.

      99.1              Registrant's 1997 Equity Incentive Plan (the "1997 Plan").

      99.2              Form of Incentive Stock Option Agreement under the 1997 Plan.

      99.3              Form of Non-Statutory Stock Option Agreement under the 1997 Plan.

-----------------------

* Filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (except for the Amendment dated June 3, 1997 filed as Exhibit 3.1 herein) and incorporated herein by reference.

** Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987 and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

1.          The undersigned Registrant hereby undertakes:


            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                       5.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                       6.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 11, 1997.

                                       IPL SYSTEMS, INC.

                                       By:  /s/ Harris Ravine
                                          ---------------------------
                                          Harris Ravine
                                          Chief Executive Officer


                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris Ravine and Richard A. Hudzik, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                         Chief Executive Officer and
                                         Chairman of the Board
  /s/ Harris Ravine                      (Principal Executive Officer)            September 11, 1997
----------------------------------
Harris Ravine


  /s/ W. David Sykes                     President and Director                   September 11, 1997
----------------------------------
W. David Sykes

                                         Chief Financial Officer
  /s/ Richard A. Hudzik                  (Principal Financial and Accounting      September 11, 1997
----------------------------------       Officer)
Richard A. Hudzik


  /s/ Stephen J. Ippolito                Director                                 September 11, 1997
----------------------------------
Stephen J. Ippolito


  /s/ Cornelius P. McMullan              Director                                 September 11, 1997
----------------------------------
Cornelius P. McMullan



                                       7.

                                    EXHIBITS

Exhibit No.             Description
-----------             -----------
*     4.1               Restated Articles of Organization dated March 27, 1981
                        and Articles of Amendment dated May 12, 1981, July 8
                        1992 and June 3, 1997.

**    4.2               Restated Bylaws.

      5.1               Opinion of Palmer & Dodge LLP.

      23.1              Consent of Palmer & Dodge LLP.  Reference is made to Exhibit 5.1.

      23.2              Consent of Deloitte & Touche LLP.

      23.3              Consent of Price Waterhouse LLP.

      24.1              Power of Attorney.  Reference is made to page 7.

      99.1              Registrant's 1997 Equity Incentive Plan (the "1997 Plan").

      99.2              Form of Incentive Stock Option Agreement under the 1997 Plan.

      99.3              Form of Non-Statutory Stock Option Agreement under the 1997 Plan.

 -----------------------

* Filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (except for the Amendment dated June 3, 1997 filed as Exhibit 3.1 herein) and incorporated herein by reference.

** Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987 and incorporated herein by reference.


                                       8.